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                                                                      EXHIBIT 8






                   [LETTERHEAD OF CRAVATH, SWAINE & MOORE]



                                                               February 27, 1997


                              Bancorp Hawaii, Inc.

                         Bancorp Hawaii Capital Trust I

                            8.25% Capital Securities


Dear Sirs:


        We have acted as special Federal tax counsel to Bancorp Hawaii, Inc., a Hawaii corporation and Bancorp Hawaii Capital Trust I, a Delaware trust (collectively, the "Registrants"), in connection with the filing by the Registrants with the Securities and Exchange Commission of a Registration statement on Form S-3 (the "Registration Statement") registering Debt Securities and Guarantees of Bancorp Hawaii, Inc. and Capital Securities of Bancorp Hawaii Capital Trust I (the "Securities").


        We hereby confirm that the statements set forth in the prospectus (the "Prospectus") forming a part of the Registration Statement under the heading "Certain United States Federal Income Tax Consequences", accurately describe the material Federal income tax consequences to holders of the Capital Securities issued pursuant to the Prospectus.


        We know that we are referred to under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibits 8 and 23.4 thereto.



                                          Very truly yours,



                                          /s/ Cravath, Swaine & Moore



Bancorp Hawaii, Inc.
Bancorp Hawaii Capital Trust I
      130 Merchant Street
      Honolulu, HI 96813